FS Energy and Power Fund 8-K
Exhibit 10.1

TERMINATION ACKNOWLEDGMENT (TRS)

Dated:  May 24, 2013

Reference is hereby made to the ISDA 2002 Master Agreement, dated as of August 11, 2011, including the Schedule thereto, the Credit Support Annex to such Schedule and the Confirmation, dated as of August 11, 2011 (as amended and restated on March 1, 2013), exchanged thereunder (the TRS Confirmation) and any additional Confirmations exchanged under the Master Agreement (collectively, the Master Agreement) between Citibank, N.A. (Citibank) and EP Investments LLC, a limited liability company organized under the laws of the State of Delaware (the Counterparty).  Capitalized terms used but not defined herein have the respective meanings given to such terms in the Master Agreement (without reference to the TRS Confirmation) or, if not so defined, in the TRS Confirmation.

Termination of Transactions under the Master Agreement

1.           Citibank and the Counterparty each hereby acknowledge (a) the payment in full of all amounts owing under the Master Agreement that became due and payable on or prior to the date hereof (other than payments referred to in the following clause (c)), (b) the termination on the date hereof of all Transactions outstanding on the date hereof under the Master Agreement and (c) that, upon the making of all payments opposite the provisions entitled "Counterparty First Floating Amounts", "Counterparty Second Floating Amounts", "Counterparty Third Floating Amounts", "Citibank Fixed Amounts" and "Citibank Floating Amounts" in Clause 2 of the TRS Confirmation arising by reason of the termination on the date hereof of all Transactions outstanding under the Master Agreement, the Master Agreement (including the TRS Confirmation) shall be hereby terminated and shall have no further force or effect, except for contingent obligations of the Counterparty (i) under Section 2(d)(ii) of the Master Agreement and (ii) under Clause 2 of the TRS Confirmation with respect to "Counterparty Second Floating Amounts" and under Clause 8 of the TRS Confirmation.

2.           Citibank and the Counterparty agree that, notwithstanding anything in the TRS Confirmation to the contrary, the Final Price in relation to each Transaction being terminated on the date hereof shall be as set forth in Exhibit A hereto.

Miscellaneous

3.           This Termination Acknowledgment may be executed in any number of counterparts and on separate counterparts, each of which is an original, but all of which together constitute one and the same instrument.  Delivery of an executed counterpart of this Termination Acknowledgment by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Termination Acknowledgment.

4.           This Termination Acknowledgment shall be construed in accordance with, and this Termination Acknowledgment and all matters arising out of or relating in any way whatsoever to this Termination Acknowledgment (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

IN WITNESS WHEREOF, the undersigned have caused this Termination Acknowledgment to be duly executed as of the date first written above.

CITIBANK, N.A.

By:	/s/ Vincent Nocerino
Name: Vincent Nocerino
Title: Vice President

EP INVESTMENTS LLC

By:	/s/ Gerald F. Stahlecker
Name: Gerald F. Stahlecker
Title: Executive Vice President